FOR IMMEDIATE RELEASE
August 12, 2011

For further information contact:
Eric B. Heyer
Senior Vice President and Chief Financial Officer
Kearny Financial Corp.
(973) 244-4024

KEARNY FINANCIAL CORP.
REPORTS FOURTH QUARTER 2011 OPERATING RESULTS

Fairfield, New Jersey, August 12, 2011 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Federal Savings Bank (the “Bank”), today reported net income for the quarter ended June 30, 2011 of $3,889,000, or $0.06 per diluted share.

The results represent an increase of $1,201,000 compared to net income of $2,688,000, or $0.04 per diluted share, for the quarter ended March 31, 2011. The increase in net income between linked quarters reflected increases in net interest income and noninterest income coupled with a decline in the provision for loan losses.  The effects of these changes were partially offset by an increase in noninterest expense.  In total, these factors resulted in an overall increase in pre-tax income and the provision for income taxes.

For the fiscal year ended June 30, 2011, the Company reported net income of $7,907,000 or $0.12 per diluted share representing an increase of $1,095,000 compared to net income of $6,812,000 or $0.10 per diluted share for the fiscal year ended June 30, 2010. The increase in net income reflected increases in net interest income and noninterest income that were partially offset by increases in the provision for loan losses and noninterest expense. In total, these factors resulted in an overall increase in pre-tax income that was partially offset by a decline in the provision for income taxes.

The increases in net income between comparative periods reflected the Company’s acquisition of Central Jersey Bancorp (“Central Jersey”) and its wholly owned subsidiary, Central Jersey Bank, National Association (“Central Jersey Bank”) which was completed on November 30, 2010.  The Company is operating the offices acquired from Central Jersey under the name "Central Jersey Bank, a Division of Kearny Federal Savings Bank" (“CJB Division”).

The Company accounted for the transaction using applicable accounting guidance regarding business combinations resulting in the recognition of pre-tax merger-related expenses totaling $3.5 million during the year ended June 30, 2011.  Total merger-related expenses adversely impacted net income for the year ended June 30, 2011 by approximately $2.2 million or $0.03 per diluted share.

Kearny Federal Savings Bank operates from its administrative headquarters in Fairfield, New Jersey, and 40 retail branch offices located in Bergen, Hudson, Passaic, Morris, Middlesex, Essex, Union, Monmouth and Ocean Counties, New Jersey.  At June 30, 2011, Kearny Financial Corp. had total assets of $2.90 billion which included net loans receivable of $1.26 billion and total investment securities, including mortgage-backed and non-mortgage-backed securities, of $1.21 billion.  As of that same date, deposits and borrowings totaled $2.15 billion and $247.6 million, respectively, while stockholders’ equity totaled $487.9 million or 16.8% of total assets.

The following is a discussion of the Company’s financial results for the quarter ended June 30, 2011 in comparison to those for the prior linked quarter ended March 31, 2011.  Comparative statement of condition information for June 30, 2010 and statement of operations information for the three months and year ended June 30, 2010 are presented in tabular form in the Financial Highlights section at the end of this discussion.

Net Interest Income

Net interest income during the quarter ended June 30, 2011 was $19.3 million, an increase of $765,000 compared to net interest income of $18.5 million during the quarter ended March 31, 2011.  For those same comparative periods, the Company’s net interest margin increased by 11 basis points to 2.92% from 2.81%.

The increase in net interest income between linked quarters resulted from an increase in interest income coupled with a concurrent decrease in interest expense.  The increase in interest income between linked periods was primarily attributable to a $13.5 million increase in the average balance of interest-earning assets to $2.65 billion for the quarter ended June 30, 2011 from $2.63 billion for the quarter ended March 31, 2011.  Average balance increases were reflected in mortgage-backed securities and other interest-earning assets that were partially offset by declines in the average balance of loans and non-mortgage-backed securities.

The impact on interest income from the increase in the average balance of interest-earning assets was augmented by a six basis point increase in their average yield which increased to 4.07% for the quarter ended June 30, 2011 from 4.01% for the quarter ended March 31, 2011.  The net increase in average yield reflected increases in the average yield of loans and non-mortgage-backed securities that were partially offset by declines in the average yield of mortgage-backed securities and other interest-earning assets.

As noted, the increase in net interest income attributable to the increase in interest income between linked quarters was augmented by a decrease in interest expense between the same comparative periods.  The decrease in interest expense between linked quarters was primarily attributable to a decline in the average cost of interest-bearing liabilities which decreased five basis points to 1.36% for the quarter ended June 30, 2011 from 1.41% for the quarter ended March 31, 2011.  The reduction in average cost reflected a decline in the cost of interest-bearing deposits of four basis points to 1.13% from 1.17% between those same comparative periods.  The reduction in cost was reflected across all categories of interest-bearing deposits including interest-bearing checking, savings accounts and certificates of deposit.  For those same comparative periods, the cost of Federal Home Loan Bank (“FHLB”) borrowings increased by three basis points to 3.70% from 3.67% while the cost of other borrowings, comprised primarily of depositor sweep accounts, declined 28 basis points to 0.76% from 1.04%.

The impact on interest expense from the decline in the cost of interest-bearing liabilities was partially offset by an increase in their average balance between linked quarters.  The average balance of interest-bearing liabilities increased by $10.7 million to $2.27 billion for the quarter ended June 30, 2011 from $2.26 billion for the quarter ended March 31, 2011.  The net increase in average balance was primarily attributable to an increase in the average balance of savings accounts that was partially offset by declines in the average balance of interest-bearing checking accounts, certificates of deposit, FHLB borrowings and depositor sweep accounts.

Provision for Loan Losses

The provision for loan losses totaled $1.1 million during the quarter ended June 30, 2011 compared to a provision of $1.4 million for the linked quarter ended March 31, 2011.  A portion of the provision in the current period reflected increases in the level of valuation allowances attributable to impairment losses identified on specific nonperforming loans.  The provision for loan losses also reflected increases to a number of environmental loss factors used within the Company’s allowance for loan loss calculation methodology to estimate losses on loans collectively evaluated for impairment.

Non-interest Income

Non-interest income attributed to fees, service charges and other non-interest income increased by $1.2 million to $2.3 million for the quarter ended June 30, 2011 from $1.1 million during the quarter ended March 31, 2011.  The increase in non-interest income between linked quarters was largely attributable to increases in income associated with the sale of loans and investment securities.  Loan sale gains increased by $457,000 to $492,000 for the quarter ended June 30, 2011 from $35,000 for the quarter ended March 31, 2011 largely reflecting comparatively greater gains on sale of SBA loans during the more recent quarter.  For those same comparative periods, gain on sale of investment securities increased $804,000 reflecting a $776,000 gain on sale of available for sale municipal obligations for the quarter ended June 30, 2011 compared to a $28,000 loss during the prior quarter attributable to the sale of a small portion of non-agency collateralized mortgage obligations whose credit ratings had deteriorated below investment grade.

Non-interest Expense

Non-interest expense increased by $94,000 to $14.6 million for the quarter ended June 30, 2011 from $14.5 million for the quarter ended March 31, 2011.  The increase in non-interest expense reflected additional salary and employee benefit costs totaling $591,000 related, in part, to severance charges arising from the Central Jersey acquisition as well as supplemental compensation-related costs resulting from the conversion and integration of Central Jersey’s core processing systems which was completed during June 2011.  The increase in compensation expense also reflected additional expenses associated with a limited number of restricted stock and stock option benefits granted during the quarter ended June 30, 2011.

The noted increase in non-interest expense also reflected increases in equipment and systems expenses and miscellaneous expenses of $105,000 and $296,000, respectively, which were largely attributable to the core processing conversion and integration which occurred during the current quarter.  Such expenses included increased technology service provider and telecommunication charges as well as printing and postage costs associated with customer communications.

Partially offsetting these increases in non-interest expense were comparative declines in office occupancy expenses, arising primarily from seasonal fluctuations in facilities maintenance costs, coupled with comparatively lower deposit insurance costs attributable to changes in the FDIC’s deposit insurance calculation methodology that went into effect during the quarter ended June 30, 2011.  The net change in non-interest expense also reflected $59,000 in merger-related expenses during the quarter ended June 30, 2011 which declined $166,000 from $225,000 for prior linked quarter ended March 31, 2011.

Provision for Income Taxes

The provision for income taxes increased by $1.0 million to $2.0 million for the quarter ended June 30, 2011 compared to $998,000 for the quarter ended March 31, 2011.  The variance in income taxes between comparative quarters was attributable, in part, to the underlying differences in the taxable portion of pre-tax income.  However, income tax expense for the quarter ended June 30, 2011 also reflected the recognition of tax benefit on certain merger-related costs that had not been considered deductible prior to the most recent quarter.

Cash and Cash Equivalents

Cash and cash equivalents, which consist primarily of interest-earning deposits in other banks, increased by $14.3 million to $222.6 million at June 30, 2011 from $208.3 million at March 31, 2011.  The change in the balance of short term, liquid assets largely reflects the cash flows resulting from the net declines in the outstanding balance of loans receivable and non-mortgage-backed securities coupled with an increase in the overall balance of deposits.  These incoming sources of cash were partially deployed through the net increase in the outstanding balance of mortgage-backed securities and a decline in other borrowings.

In accordance with the overall goals of its strategic business plan, the Company may, at times, defer the reinvestment of excess liquidity into the investment portfolio in favor of retaining comparatively higher average balances of short term, liquid assets as a funding source for future loan originations.  Toward that end, the Bank’s pipeline of “in process” loans has generally increased compared to one year earlier due largely to the acquisition of Central Jersey and the continued expansion of the Bank’s commercial loan origination staff separate from that acquisition.

 Management will continue to monitor the opportunity cost to near term earnings resulting from the accumulation of short term, liquid assets in relation to the expected need for such liquidity to fund the Company’s strategic initiatives including the expected increase in loan origination volume resulting from the ongoing operation of the CJB Division.  The Company may continue to redeploy a portion of its liquidity into higher yielding investments based upon the timing and relative success of those initiatives.

Loans Receivable

The outstanding balance of loans receivable at June 30, 2011, excluding deferred fees and costs and the allowance for loan losses, declined by $21.3 million to $1.27 billion compared to $1.29 billion at March 31, 2011.  The overall decrease in the loan portfolio during the current quarter included a net decline in the balance of one-to-four family mortgage loans, comprising residential first mortgages, home equity loans and home equity lines of credit, of $9.5 million and a net decrease in the balance of construction loans of $5.6 million.  In addition, the combined balances of commercial loans, including non-residential mortgages, multi-family mortgages and commercial business loans, and land loans decreased $6.0 million while consumer loans decreased $96,000.

In general, the aggregate decline in the loan portfolio for the quarter ended June 30, 2011 reflects the continuing diminished level of loan demand resulting from a weak economy and declining real estate values exacerbated by aggressive pricing for certain loan products that are available in the marketplace to a reduced number of qualified borrowers.

At June 30, 2011, the Company’s non-performing assets totaled $42.5 million or 1.46% of total assets and comprised 113 nonperforming loans totaling $35.0 million, or 2.76% of total loans, plus eight REO properties totaling $7.5 million.  By comparison, at March 31, 2011 non-performing assets totaled $43.0 million or 1.49% of total assets and comprised 105 nonperforming loans totaling $41.5 million, or 3.22% of total loans, plus five REO properties totaling $1.5 million.

Mortgage-backed and Non-mortgage-backed Securities

The aggregate balance of mortgage-backed securities, which are predominantly government agency pass-through certificates and collateralized mortgage obligations, increased by $124.0 million to $1.06 billion at June 30, 2011 from $937.6 million at March 31, 2011.  The net increase reflected security purchases totaling $159.8 million that were partially offset by principal repayments, net of premium and discount amortization and accretion, totaling approximately $46.9 million and an increase in the unrealized gain within the available for sale portion of the portfolio of approximately $11.0 million to $27.8 million at June 30, 2011 from $16.8 million at March 31, 2011.

 The aggregate balance of non-mortgage backed securities decreased by $107.1 million to $151.1 million at June 30, 2011 from $258.2 million at March 31, 2011.  The net decrease reflected the sale of municipal obligations totaling $25.7 million coupled with principal repayments and maturities totaling $80.9 million for the quarter ended June 30, 2011.  The net decrease also reflected a net increase in the unrealized loss of the available for sale non-mortgage-backed securities of $446,000 to $1.5 million at June 30, 2011 from $1.0 million at March 31, 2011.  The increase in the net unrealized loss was primarily attributable to the recognition of previously unrealized gains on municipal obligations during the quarter ended June 30, 2011 that had previously offset a portion of the unrealized losses within the other components of non-mortgage-backed securities.

Other Assets

The aggregate balance of other assets, including premises and equipment, Federal Home Loan Bank stock, interest receivable, goodwill, bank owned life insurance, deferred income taxes and other miscellaneous assets, increased by $727,000 to $212.0 million at June 30, 2011 from $211.2 million at March 31, 2011.  The net change in other assets reflected a $5.9 million net increase in the balance of real estate owned, include in other miscellaneous assets, coupled with an increase of $582,000 in goodwill resulting from additional adjustments attributable to the acquisition of Central Jersey Bank.  These increases were partially offset by a $4.6 million decline in the balance of deferred income taxes.  The balances of the remaining categories of other assets declined during the quarter reflecting the normal fluctuations in the balances of such assets.

Deposits

Deposits increased $8.4 million to $2.15 billion at June 30, 2011 from $2.14 billion at March 31, 2011 reflecting an increase in non-interest bearing deposits of $10.0 million that was partially offset by a decline in the balance of interest-bearing deposits of $1.6 million.  The net decrease in interest-bearing deposits reflected a $10.6 million decline in the balance of certificates of deposit that was largely offset by increases in the balance of interest-bearing checking and savings accounts totaling $5.9 million and $3.1 million, respectively.

Borrowings

The Company reported a net decrease in borrowings of $7.3 million  to $247.6 million at June 30, 2011 from $254.9 million at March 31, 2011.  The reported decrease primarily reflected a $7.2 million decline in the balance of outstanding overnight “sweep account” balances linked to customer demand deposits coupled with the scheduled principal repayment of an amortizing advance from the Federal Home Loan Bank of New York.

Stockholders’ Equity and Capital Management

During the quarter ended June 30, 2011, stockholders’ equity increased $8.6 million to $487.9 million from $479.3 million at March 31, 2011.  The increase was partly attributable to net income of $3.9 million for the current quarter that was partially offset by the payment of an $801,000 cash dividend to minority shareholders.  The increase in stockholders’ equity also reflected an increase in accumulated other comprehensive income resulting primarily from increases in the unrealized gain on the available for sale securities portfolios as well as a reduction of unearned ESOP shares for plan shares earned during the period.  Offsetting these increases in stockholders’ equity was an increase in Treasury stock of $1.1 million reflecting the Company’s repurchase of 124,400 shares of its common stock during the quarter ended June 30, 2011.

At June 30, 2011, the Company’s total equity to asset ratio was 16.8% while the equity to assets ratio of the Bank was 15.8%.  As of that same date, the Bank’s ratio of tangible equity to tangible assets was 12.1% while its Tier 1 (Core) Capital and Total (Risk-based) Capital to risk-weighted assets ratios were 24.9% and 25.3%, respectively, far in excess of the 6.0% and 10.0% levels, respectively, required by federal banking regulators to be classified “well-capitalized” under regulatory guidelines.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time.  The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	At
	June 30,	March 31,	June 30,
	2011	2011	2010
Selected Balance Sheet Data:
Cash and cash equivalents	$222,580	$208,256	$181,422
Securities available for sale	44,673	100,457	29,497
Securities held to maturity	106,467	157,733	255,000
Non-mortgage-backed securities	151,140	258,190	284,497
Loans receivable	1,268,351	1,289,277	1,013,713
Allowance for loan losses	(11,767)	(10,661)	(8,561)
Net loans receivable	1,256,584	1,278,616	1,005,152
Mortgage-backed securities available for sale	1,060,247	936,228	703,455
Mortgage-backed securities held to maturity	1,345	1,398	1,700
Mortgage-backed securities	1,061,592	937,626	705,155
Premises & equipment	39,556	39,499	34,989
Federal Home Loan Bank stock	13,560	13,611	12,867
Goodwill	109,125	108,543	82,263
Bank owned life insurance	24,470	24,290	19,833
Other assets	25,256	25,297	13,635
Total assets	$2,903,863	$2,893,928	$2,339,813
Non-interest bearing deposits	$143,087	$133,106	$53,709
Interest-bearing deposits	2,006,266	2,007,822	1,569,853
Deposits	2,149,353	2,140,928	1,623,562
Federal Home Loan Bank advances	211,461	211,518	210,000
Other borrowings	36,181	43,412	0
Borrowings	247,642	254,930	210,000
Other liabilities	18,938	18,803	20,325
Total liabilities	2,415,933	2,414,661	1,853,887
Stockholders' equity	487,930	479,267	485,926
Total liabilities & stockholders' equity	$2,903,863	$2,893,928	$2,339,813
Consolidated Capital Ratios:
Equity to assets at period end	16.80%	16.56%	20.77%
Tangible equity to tangible assets at period end (1)	13.13%	13.03%	17.36%
Share Data:
Outstanding shares (in thousands)	67,851	67,975	68,344
Closing price as reported by NASDAQ	$9.11	$10.03	$9.16
Equity per share	$7.19	$7.05	$7.11
Tangible equity per share (1)	$5.36	$5.32	$5.66
Asset Quality Ratios:
Non-performing loans to total loans	2.76%	3.22%	2.13%
Non-performing assets to total assets	1.46%	1.49%	0.93%
Allowance for loan losses to total loans	0.93%	0.83%	0.84%
Allowance for loan losses to non-performing loans	33.65%	25.71%	39.70%
(1) Tangible equity equals total stockholders' equity reduced by goodwill, core deposit intangible assets and accumulated other comprehensive income.

(Dollars in Thousands, Except Per Share Data, Unaudited)
	For the Three Months Ended			For the Year Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010
Summary of Operations:
Interest income on:
Loans receivable	$17,458	$17,416	$14,061	$63,553	$58,129
Mortgage-backed securities	8,163	7,114	7,057	29,972	30,450
Non-mortgage-backed securities	1,138	1,622	1,728	5,942	3,701
Other interest-earning assets	214	275	167	909	828
Total interest-earning assets	26,973	26,427	23,013	100,376	93,108
Interest expense on:
Interest-bearing checking	899	959	741	3,432	2,324
Savings and clubs	450	472	840	2,161	3,246
Certificates of deposit	4,344	4,451	5,004	18,320	22,519
Total interest-bearing deposits	5,693	5,882	6,585	23,913	28,089
Federal Home Loan Bank advances	1,958	1,954	2,052	8,097	8,232
Other borrowings	68	102	0	206	0
Total borrowings	2,026	2,056	2,052	8,303	8,232
Total interest-bearing liabilities	7,719	7,938	8,637	32,216	36,321
Net interest income	19,254	18,489	14,376	68,160	56,787
Provision for loan losses	1,110	1,391	262	4,628	2,616
Net interest income after loan loss provision	18,144	17,098	14,114	63,532	54,171
Fees & service charges	645	613	349	2,027	1,422
Gain/(loss) on securities, including other-than-temporary impairment	776	(28)	509	748	303
Other non-interest income	896	472	295	2,004	973
Total non-interest income	2,317	1,057	1,153	4,779	2,698
Salaries and employee benefits	8,673	8,082	6,815	31,105	26,936
Net occupancy expense of premises	1,490	1,836	1,002	5,527	4,172
Equipment and systems	1,798	1,693	1,146	6,053	4,429
Advertising and marketing	248	252	256	1,016	907
Federal deposit insurance premium	482	861	390	2,307	1,307
Directors' compensation	171	174	558	1,153	2,213
Merger-related expenses	59	225	373	3,474	373
Miscellaneous expense	1,642	1,346	1,169	5,443	4,757
Total non-interest expense	14,563	14,469	11,709	56,078	45,094
Income before taxes	5,898	3,686	3,558	12,233	11,775
Provision for income taxes	2,009	998	1,546	4,326	4,963
Net income	$3,889	$2,688	$2,012	$7,907	$6,812
Per Share Data:
Net income per share - basic	$0.06	$0.04	$0.03	$0.12	$0.10
Net income per share - diluted	$0.06	$0.04	$0.03	$0.12	$0.10
Weighted average number of common shares
outstanding - basic (in thousands)	67,107	67,054	67,711	67,118	67,920
Weighted average number of common shares
outstanding - diluted (in thousands)	67,107	67,054	67,711	67,118	67,920
Cash dividends per share (1)	$0.05	$0.05	$0.05	$0.20	$0.20
Dividend payout ratio (2)	20.6%	30.0%	40.6%	40.7%	53.7%
(1) Represents dividends declared per common share.
(2) Represents dividends declared, excluding dividends waived by Kearny MHC, divided by net income.

(Dollars in Thousands, Except Per Share Data, Unaudited)
	For the Three Months Ended			For the Year Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010
Average Balances:
Loans receivable	$1,277,478	$1,304,071	$1,007,957	$1,172,576	$1,030,287
Mortgage-backed securities	977,141	846,869	659,094	853,350	677,496
Non-mortgage-backed securities	228,778	336,817	288,207	286,022	137,471
Other interest-earning assets	164,283	146,410	133,407	127,900	161,376
Total interest-earning assets	2,647,680	2,634,167	2,088,665	2,439,848	2,006,630
Non-interest-earning assets	246,019	252,684	210,500	239,331	207,239
Total assets	$2,893,699	$2,886,851	$2,299,165	$2,679,179	$2,213,869
Interest-bearing checking	$445,276	$449,132	$237,401	$377,978	$198,623
Savings and clubs	416,068	394,413	329,606	375,767	315,715
Certificates of deposit	1,157,456	1,160,086	963,825	1,086,544	935,684
Total interest-bearing deposits	2,018,800	2,003,631	1,530,832	1,840,289	1,450,022
Federal Home Loan Bank advances	211,492	212,772	210,000	217,108	210,000
Other borrowings	35,990	39,188	0	22,116	0
Total borrowings	247,482	251,960	210,000	239,224	210,000
Total interest-bearing liabilities	2,266,282	2,255,591	1,740,832	2,079,513	1,660,022
Non-interest-bearing liabilities	148,585	154,469	77,525	118,909	74,423
Total liabilities	2,414,867	2,410,060	1,818,357	2,198,422	1,734,445
Stockholders' equity	478,832	476,791	480,808	480,757	479,424
Total liabilities and stockholders' equity	$2,893,699	$2,886,851	$2,299,165	$2,679,179	$2,213,869
Average interest-earning assets to average
interest-bearing liabilities	116.83%	116.78%	119.98%	117.33%	120.88%

	For the Three Months Ended			For the Year Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010
Performance ratios:
Yield on average:
Loans receivable	5.47%	5.34%	5.58%	5.42%	5.64%
Mortgage-backed securities	3.34%	3.36%	4.28%	3.51%	4.49%
Non-mortgage-backed securities	1.99%	1.93%	2.40%	2.08%	2.69%
Other interest-earning assets	0.52%	0.75%	0.50%	0.71%	0.51%
Total interest-earning assets	4.07%	4.01%	4.41%	4.11%	4.64%
Cost of average:
Interest-bearing checking	0.81%	0.85%	1.25%	0.91%	1.17%
Savings and clubs	0.43%	0.48%	1.02%	0.58%	1.03%
Certificates of deposit	1.50%	1.53%	2.08%	1.69%	2.41%
Interest-bearing deposits	1.13%	1.17%	1.72%	1.30%	1.94%
Federal Home Loan Bank advances	3.70%	3.67%	3.91%	3.73%	3.92%
Other borrowings	0.76%	1.04%	0.00%	0.93%	0.00%
Total borrowings	3.28%	3.26%	3.91%	3.47%	3.92%
Total interest-bearing liabilities	1.36%	1.41%	1.98%	1.55%	2.19%
Net interest rate spread (1)	2.71%	2.60%	2.43%	2.56%	2.45%
Net interest margin (2)	2.92%	2.81%	2.75%	2.80%	2.83%
Non-interest income to average assets	0.32%	0.15%	0.20%	0.18%	0.12%
Non-interest expense to average assets	2.01%	2.00%	2.04%	2.09%	2.04%
Efficiency ratio	67.51%	74.03%	75.40%	76.88%	75.81%
Return on average assets	0.54%	0.37%	0.35%	0.30%	0.31%
Return on average equity	3.25%	2.26%	1.67%	1.64%	1.42%
(1) Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.
(2) Net interest income divided by average interest-earning assets.